ALYST ACQUISITION CORP.
233 East 69th Street, #6J
New York, NY 10021

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF ALYST ACQUISITION CORP. TO BE HELD ON [●], 2009

Dear Alyst Stockholder:

The Special Meeting of Stockholders of Alyst Acquisition Corp., a Delaware corporation (“Alyst”), will be held at 10:00 a.m., Eastern Time, on June ●, 2009, at 340 Madison Avenue, 2nd Floor, New York, New York 10173.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on June ●, 2009

1.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	Alyst’s Proxy Statement, Annual Report and other proxy material are available at http://www.alyst.net/.

3.
A copy of Alyst’s Proxy Statement/Prospectus and the other proxy materials will be mailed to you, regardless of whether you request that Alyst do so.  If you wish to receive a copy of any other materials incorporated by reference into Alyst Proxy Statement/Prospectus or the other proxy materials you must do.  If you would like a paper copy of any of such other materials mailed to you, you may request one by calling, collect, (212) 650-0232, or by sending an email to mweksel@alyst.net, or by making your request online at http://www.alyst.net.  You will have the opportunity to make your request for paper copies apply to all Alyst’s future meetings of stockholders (which you may later revoke at any time) or only for this Special Meeting. There is no charge to you for requesting a copy. Please make your request for copies below on or before [●], 2009 to facilitate timely delivery.

Proposals to be considered at the Special Meeting are listed below along with Alyst’s Board of Directors (the “Board”) recommendations:

(a)	to redomesticate Alyst from the State of Delaware to the British Virgin Islands;

(b)	to merger China Networks Merger Co., Ltd. with and into China Networks Media;

(c)	to approve Alyst’s 2008 Omnibus Securities and Incentive Plan; and

(d)	to adjourn or postpone the Special Meeting to solicit additional proxies if necessary for approval of Items (a) and (b) above.

The Board recommends a vote “FOR” Item (a), (b), (c) and (d).

The Board has fixed the close of business on [●], 2009 as the record date for the determination of stockholders entitled to receive notice and to vote at the Special meeting or any adjournment or postponement thereof.

You may access the following proxy materials at http://www.alyst.net:

•	Alyst’s Proxy statement (including all attachments thereto);
•	the Proxy card;
•	Alyst’s Annual Report for the year ended June 30, 2008; and
•	any amendments to the foregoing materials that are required to be furnished to stockholders.

Other than the identification control number provided to you in the notice (if such a number is used), you are not required to provide any personal information in order to access any material from the website.

To obtain directions to attend the meeting and vote in person, you may visit http://www.google.com/maps and enter the address for the meeting location provided above.

Dated:  June ●, 2009

By Order of the Board of Directors,

Robert A. Schriesheim
Chairman